Exhibit 10.2

CONFIDENTIAL
Execution Copy

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of September 12, 2023 (this “Agreement”), is entered into by and among (i) Inception Growth Acquisition Limited, a Delaware corporation (together with its successors, including Purchaser (as defined below) after the Redomestication Merger (as defined below), “Parent”), (ii) IGTA Merger Sub Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Parent (“Purchaser”), (iii) AgileAlgo Limited, a British Virgin Islands company (the “Company”), and (iv) the stockholder(s) of Parent listed on Exhibit A hereto (each, a Stockholder and collectively, the “Stockholders”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Parent, Purchaser, the Company and certain shareholders of the Company named as Sellers therein (the “Sellers”) are parties to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof and in accordance with the provisions of applicable Law, (a) immediately prior to the Closing, Parent will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Redomestication Merger”), (b) at the Closing, Purchaser will acquire the shares of the Company held by the Sellers in exchange for ordinary shares of Purchaser (the “Share Exchange” and together with the Redomestication Merger and the other transactions contemplated by the Business Combination Agreement and the Additional Agreements, the “Transactions”); and (c) following the Closing, Purchaser will be a publicly traded company listed on Nasdaq;

WHEREAS, as of the date hereof, each Stockholder owns the number of shares of Parent Common Stock set forth on Exhibit A hereto (all such shares, together with any successor shares of Parent, including, upon the effectiveness of the Redomestication Merger, any shares of Purchaser issued in exchange therefor, “Shares”);

WHEREAS, the Stockholders are parties to the Insider Letters with Parent; and

WHEREAS, in order to induce the Company to enter into the Business Combination Agreement, each Stockholder is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (x) the Closing, and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with the terms thereof (such period, the “Voting Period”), each Stockholder, with respect to its Shares, hereby irrevocably agrees to:

(a) appear at any meeting of the stockholders of Parent (or any class thereof) (a “Parent Stockholders’ Meeting”) in person or proxy or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote or consent to, or cause to be voted or consented to, including by class vote, if applicable, at a Parent Stockholders’ Meeting, or in any action by written consent of the stockholders of Parent (or any class thereof), all of the Shares, or at any adjournment or postponement thereof:

(i) in favor of (A) the approval and adoption of the Business Combination Agreement, the Additional Agreements and the Transactions, (B) any other matter reasonably necessary for the consummation of the Transactions and considered and voted upon at any Parent Stockholders’ Meeting, (C) the approval of the Parent Stockholder Approval Matters and (D), if there are insufficient votes in favor of any of the foregoing clauses (A), (B) and (C), in favor of the adjournment or postponement of such Parent Stockholders’ Meeting to a later date; and

(ii) against (including by withholding a class vote and/or written consent) (A) the approval of any Business Combination, merger, scheme of arrangement, consolidation, reorganization, recapitalization, share exchange, share purchase, asset purchase, dissolution, liquidation or winding up of or by Parent or Purchaser, or any public offering of any shares of Parent, Purchaser or any of its material subsidiaries, or a newly-formed holding company of Parent, Purchaser or such material subsidiaries, or any agreement with respect to any of the foregoing transactions (other than the Business Combination Agreement, the Additional Agreements and the Transactions), (B) the approval of any proposal, action or agreement that would be reasonably likely to in any material respect (i) impede, interfere with, frustrate the purposes of, discourage, delay, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Additional Agreements or the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or Purchaser under the Business Combination Agreement, or (iii) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, and (C) any amendment to the Organizational Documents of Parent or any change in Parent’s capitalization, corporate structure or business except for the Extension and other than as contemplated under the Business Combination Agreement.

(c) Each Stockholder hereby irrevocably agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(d) Each Stockholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked.

(e) Each Stockholder acknowledges that it has received and reviewed a copy of the Business Combination Agreement and the Additional Agreements. The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Redomestication Merger, Share Exchange or other Transactions or any Parent Stockholder Approval Matter is recommended by Parent’s Board of Directors.

2. Redemptions Rights. Each Stockholder irrevocably agrees that during the Voting Period it will not exercise any right to redeem all or a portion of such Stockholder’s Shares (in connection with the transactions contemplated by this Agreement or the Business Combination Agreement or otherwise).

3. Transfer of Securities. During the Voting Period, each Stockholder irrevocably agrees that, other than (i) pursuant to this Agreement or the Business Combination Agreement or (ii) upon the consent of the Company and Parent, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or any other Parent Securities or Purchaser Securities directly or indirectly held by such Stockholder (collectively with the Shares, the “Securities”), either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Securities, (d) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Securities, (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Securities, (f) take any action that would have the effect of preventing or disabling Stockholder from performing its obligations hereunder or (g) publicly announce any intention to effect any transaction specified in this Section 3; provided, that Transfers by such Stockholder are permitted to an Affiliate or to a direct or indirect owner of equity in such Stockholder (a “Permitted Transfer”), if as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Transferring Stockholder under with respect to the Transferred Securities, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3 shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer (save with the written consent of Parent and the Company) in violation of this Section 3 with respect to a Stockholder’s Securities shall be null and void ab initio and of no force or effect.

4. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company, Purchaser and Parent as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any Lien on any Securities (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Parent), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s Organizational Documents.

(b) Such Stockholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Securities, free and clear of any Lien (other than pursuant to this Agreement or the Insider Letters or transfer restrictions under applicable securities Laws or the Organizational Documents of Parent) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Securities that is inconsistent with such Stockholder’s obligations pursuant to this Agreement. Such Stockholder has the full right, power and authority to sell, transfer and deliver such Securities, and such Stockholder does not own, directly or indirectly, any other Parent Securities, other than the Parent Private Warrants held by such Stockholder (if any).

(c) Such Stockholder is a natural person or a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company, Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no regulatory or court action, proceeding or, to such Stockholder’s knowledge, investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Securities, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(e) Such Stockholder understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(f) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Purchaser or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by such Stockholder.

5. New Shares. In the event that, during the Voting Period, (a) any new or additional Parent Securities or Purchaser Securities are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any new or additional Parent Securities or Purchaser Securities, or (c) a Stockholder acquires the right to vote or share in the voting of any new or additional Parent Securities or Purchaser Securities (such Parent Securities or Purchaser Securities in clauses (a) through (c), collectively, the “New Shares”), then such New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Stockholder as of the date hereof.

6. Support of the Merger. During the Voting Period, each Stockholder shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Transactions and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the consummation of the Transactions.

7. No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors or directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Business Combination Agreement or the Additional Agreements or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or the Additional Agreements.

8. Stockholder Release. Each Stockholder, on its own behalf and on behalf of each of its Affiliates and successors, assigns and executors (each, a “Stockholder Releasor”), effective as at the Closing, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Parent, Purchaser, the Company, their respective Subsidiaries and successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Stockholder Releasee”), from (i) any and all obligations or duties Parent, Purchaser or their respective Subsidiaries have prior to or as of the Closing to such Stockholder Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Stockholder Releasor has prior to or as of the Closing, against any Stockholder Releasee arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, however, that nothing contained in this Section 8 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement or any Additional Agreement, (ii) for indemnification or contribution, in any Stockholder Releasor’s capacity as an officer or director of Parent or Purchaser, (iii) arising under any then-existing insurance policy of Parent or Purchaser, or (iv) pursuant to a contract and/or Parent or Purchaser policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Closing. For the avoidance of doubt, the provisions of this Section 8 will survive any termination or expiration of this Agreement as a result of the Closing.

9. Insider Letters. Each Stockholder, the Parent and Purchaser hereby acknowledge that effective upon the Redomestication Merger, Parent shall merge with Purchaser with Purchaser being the surviving entity, and that accordingly, Purchaser shall succeed to all of the rights and obligations of Parent under the Insider Letters, and that from and after the Redomestication Merger, any references to the Parent Securities in the Insider Letters will include any and all Purchaser Securities into which such Parent Securities shall convert in the Redomestication Merger (and any other securities of Purchaser or any successor entity issued in consideration of, including as a stock split, dividend or distribution, or in exchange for, any of such securities).

10. Termination. This Agreement and the obligations of each Stockholder under this Agreement shall automatically terminate upon the earliest to occur of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) the provisions of Sections 8 through 11 hereof will survive the termination or expiration of this Agreement, and (ii) such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

11. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Additional Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) Any notice, consent, waiver or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or reputable, internationally recognized overnight courier service, by 5:00 P.M. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (ii) if by fax or email, on the date that transmission is sent electronically with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(A)	If to the Company, to:

AgileAlgo Holdings Ltd.
5008 Ang Mo Kio Avenue 5, #04-09
Techplace II, Singapore 569874
Attn: Tony Tay; Francis Lee
Telephone No.: +65 96808483
Email: tony.tay@agilealgo.com.sg; francis.lee@agilealgo.com.sg with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.; Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: bigrossman@egsllp.com; mgray@egsllp.com

(B)	If to Parent or Purchaser, to:

Inception Growth Acquisition Limited

875 Washington Street

New York, NY10014

Attention: Cheuk Hang Chow, Chief Executive Officer

E-mail: cheukhangchow@inceptiongrowth1.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

(C)	If to a Stockholder, to the address of such Shareholder as set forth in Exhibit A hereto.

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Business Combination Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of Parent and the Company.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person that is not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware (and any appellate courts thereof). The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware (and any appellate courts thereof) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable laws), or reasonably requested by Parent, Purchaser or the Company, to effect the actions and consummate the Transactions, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Additional Agreements.

(j) This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, Purchaser, the Company and each Stockholder. No provision hereof may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) This Agreement shall not be effective or binding upon a Stockholder until such time as the Business Combination Agreement is executed by each of the parties thereto (excluding for the avoidance of doubt, any Joining Sellers).

(l) If, and as often as, there are any changes in Parent or Purchaser by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to a Stockholder and the Securities as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Each Stockholder hereby authorizes Parent, Purchaser and the Company to publish and disclose in any disclosure required by the SEC such Stockholder’s identity and beneficial ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement.

(o) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) For purposes of this Agreement, the term “knowledge” of a Person that is (i) an entity refers to the actual knowledge of such entity’s directors and executive officers, after reasonable inquiry, or (ii) a natural person refers to such Person’s actual knowledge, after reasonable inquiry.

(q) This Agreement is intended to create a contractual relationship for each Stockholder with the Company, Parent and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other shareholders of Parent, the Purchaser or the Company entering into voting or support agreements with the Company, Parent or Purchaser. Except for the Stockholders party to this Agreement, each Stockholder is not an Affiliate of any other holder of securities of Parent or Purchaser entering into a voting or support agreement with the Company, Parent or the Purchaser in connection with the Business Combination Agreement or the Transactions and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

{The remainder of this page is intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Parent:

INCEPTION GROWTH ACQUISITION LIMITED

By:	/s/ Cheuk Hang Chow
	Name:	Cheuk Hang Chow
	Title:	Chief Executive Officer

The Purchaser:

IGTA MERGER SUB LIMITED

By:	/s/ Cheuk Hang Chow
	Name:	Cheuk Hang Chow
	Title:	Sole Director

The Company:

AGILEALGO HOLDINGS LTD.

By:	/s/ Tay Yee Paa Tony
	Name:	Tay Yee Paa Tony (Tony Tay)
	Title:	Director

{Signature Page to Sponsor Support Agreement}

The Stockholders:

SOUL VENTURE PARTNERS LLC

By:	/s/ Jason Wong
	Name:	Jason Wong
	Title:	Manager

/s/ Cheuk Hang Chow
Cheuk Hang Chow

/s/ Felix Yun Pun Wong
Felix Yun Pun Wong

/s/ Michael Lawrence Coyne
Michael Lawrence Coyne

/s/ Albert Chang
Albert Chang

/s/ Yan Xu
Yan Xu

{Signature Page to Sponsor Support Agreement}

Exhibit A

Stockholders

Stockholder	Number of Shares	Address for Notices
Soul Venture Partners LLC	2,467,500	Soul Venture Partners LLC c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Cheuk Hang Chow	20,000	Cheuk Hang Chow c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Felix Yun Pun Wong	30,000	Felix Yun Pun Wong c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Michael Lawrence Coyne	20,000	Michael Lawrence Coyne c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Albert Chang	25,000	Albert Chang c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Yan Xu	12,500	Yan Xu c/o Inception Growth Acquisition Limited 875 Washington Street New York, NY 10014
Total	2,575,000